Exhibit 10.1

GABRIEL TECHNOLOGIES CORPORATION
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made effective on the 1st day of February, 2007 by and between Gabriel Technologies LLC, a Delaware limited liability company having its principal place of business in Omaha, Nebraska, (“Gabriel”) and the undersigned (“Officer”).

WHEREAS, Gabriel intends to employ Officer as President, and Officer intends to be so employed by Gabriel, all subject to the terms and conditions of this Agreement;

WHEREAS, Gabriel’s parent corporation, Gabriel Technologies Corporation, a Delaware corporation (“GTC”) is currently discussing a merger transaction with Stonebridge Holdings, LLC representing one of its clients (the “Stonebridge Transaction”).

NOW THEREFORE, in ‘consideration of the employment of Officer by Gabriel and the mutual covenants and agreements herein set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.    Position and Duties.  Gabriel hereby employs Officer as President.  Officer shall report to the COO of GTC and shall perform all of the duties incident to the position of President as set forth in Gabriel’s Operating Agreement as communicated to Officer from time to time and as otherwise directed by the Board of Directors of GTC (the “Board”) in writing.  Officer shall serve on such committees of Gabriel and/or GTC as directed by the Board.  During the term hereof, except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence, Officer shall devote substantially all of his business time, attention, skill, and efforts to the performance of his duties hereunder.  Officer shall perform his duties to the best of his ability and incompliance with the directions of the President, the Board and with state and federal law.  Officer may, with the prior approval of the Board, serve on the boards of directors of, and hold any other offices or positions in, companies or organizations, which, in the Board’s judgment, will not present any conflict of interest with Gabriel, or materially affect the performance of Officer’s duties pursuant to this Agreement.

2.    Term.  The term of the Agreement (the “Term”) shall begin on February 1, 2007, and shall continue until January 31st, 2012 (the “Anniversary Date”). Commencing on the Anniversary Date and on each February 1st thereafter, the Term of this Agreement shall automatically renew for 1 additional year unless Notice of Termination is given to Officer at least 60 days prior to such Anniversary Date or any such February 1st as the case may be, that the Term of this Agreement shall expire effective as of the next January 31st.  The Term of this Agreement may be-terminated at any time during the Term as hereinafter provided.

3.    Compensation and Reimbursement.

3.1           Base Salary.  Compensation under this Agreement shall include the salary and benefits described herein. Gabriel agrees to pay Officer a salary of not less than $150,000 per year (“Base Salary”).    The Base Salary shall be payable in 26 equal bi-weekly installments each year, beginning on February 1, 2007.  During the term of this Agreement, the Base Salary shall be reviewed by the Board at least annually or at the request of Officer.

3.2           Executive Benefits.  Gabriel shall provide to Officer employee benefit plans substantially equivalent to those offered to other executive officers of GTC, as modified from time to time, including without limitation, retirement plans, supplemental retirement plans, pension plans, 401k, profit-sharing plans, health, disability and accident plans, life insurance, and any other employee benefit plan made available by GTC in the future to its executive officers, subject to and on a basis consistent with the terms, conditions and administration of such plans.

3.3           Travel Expenses.  Gabriel shall payor reimburse Officer for all reasonable travel and other reasonable expenses incurred by Officer in performing his duties under this Agreement upon presentation of receipts and explanations according to Gabriel’s expense reimbursement policies in effect from time to time.

3.4           Performance Bonus.  For purposes of this Section 3.4, each full 6 month period during the Term shall commence on each February 1 SI (beginning with February 1, 2007)and August 1st (each, a “Bi-annual Period”).  Gabriel will pay Officer a’ performance bonus equal to 3% of gross sales of Gabriel if sales during a Bi-annual Period during the Term exceed $500,000 (the “Sales Floor”), subject to increase for subsequent Bi-annual periods as hereafter provided.  Such performance bonus will be computed upon sales in excess of the Sales Floor for the Biannual Period and will be deemed earned by Officer for each Bi-annual Period ending during his continued employment hereunder.  Any performance bonus earned will be paid within 30 calendar days after the end of such Bi-annual Period, even if Officer’s employment terminates after the end of such Bi-annual Period.  The Sales Floor will remain in effect for at least the first 2 Bi-annual Periods hereunder and may be increased by the Board for any subsequent 2 Bi-annual periods, but not above the actual sales during the Bi-annual period immediately preceding such change.  The Board will meet with Officer within 30 days after the commencement of any Bi-annual Period for which the Board intends to impose a new Sales Floor and must notify Officer of any such change not later than 45 days after the commencement of such Bi-annual Period.  If officer does not receive timely notice, the Sales Floor remains the same as the prior period.  In addition, Officer will be entitled to compensation related to his direct impact on sales growth in circumstances where Officer has performed the functions of a sales agent and no commission is payable to another employee or sales agent.  This additional compensation will be 5% of sales made by Officer in the prior Bi-annual Period, paid within 30 calendar days after the end of such Bi-annual Period.

3.5           Stock Shares and Options. Officer shall be entitled to participate in any stock plan adopted by GTC to the extent determined by the Board. Officer will be entitled to receive a certificate for 250,000 shares of GTC common stock (GWLK) upon execution of this Agreement (the “Initial Shares”) and Gabriel will deliver a certificate representing such Initial Shares to Officer within 5 days of contract being executed.  The certificate will bear restrictive legends reflecting (i) that such Initial Shares are not registered and may only be sold in compliance with Rule 144 or pursuant to some other exemption from registration (a “Rule 144 Legend”) and (ii) GTC’s Repurchase Option as hereafter described. GTC will be entitled to repurchase a pro-rata portion  of  such  Initial  Shares  at  a  price  equal to $.01 per share (the “Repurchase Option”) if Officer’s employment is terminated, for cause, at any time during the first year of the Term. For example, one-half of such Initial Shares would be subject to repurchase by GTC if Officer’s employment terminates, for cause, during the 7th month of the first year of the Term.  GTC will notify Officer within 30 days of such termination of employment, if it occurs, of its election to repurchase and will tender the repurchase price, as well as a stock certificate for any shares not so repurchased, bearing only a Rule 144 Legend, in return for the aforementioned certificate.  GTC will remove the legend regarding the Repurchase Option within 10 days of Officer’s submitting the certificate to GTC (i) anytime after February 1, 2008 or (ii) earlier if Officer’s employment is terminated hereunder for any reason other than by Gabriel for cause or if Officer’s employment is terminated hereunder by Gabriel for cause but GTC fails to timely notify Officer of its election to repurchase the Initial Shares.  An option for an additional 250,000 shares of GTC common stock will be granted to Officer once Gabriel has achieved $2,000,000 in gross sales over a consecutive 12 month period (the “Incentive Option”). Such Incentive Option will be fully vested and exercisable upon grant at a price as provided in the stock plan in effect at the time of grant or, in the absence of such a plan, at fair market value per share as reasonably determined by the Board on the date of the grant (“Incentive Option Price”).  Such Incentive Option instrument will be delivered to Officer within 5 business days of the end of the 12 month period during which the $2,000,000 in gross sales were achieved.  The term of the Incentive Option will be as directed in the stock plan, or if not so directed, for a term of 10 years (“Incentive Option Term”).  The certificate issuable on exercise of the Incentive Option will bear restrictive legends as provided in the plan, including in any event a Rule 144 Legend.  The Rule 144 Legend on the Initial Shares or the Incentive Option will be removed promptly upon submission of the certificate for removal accompanied by an opinion of counsel, reasonably satisfactory to GTC securities counsel, to the effect that removal of such legend is in compliance with law.

3.6           Employee Benefits.  In addition to the Base Salary, Gabriel shall provide to Officer additional benefits during the Term such as a cell phone and related monthly expenses, lap top computer and a car allowance of $650.00 per month, plus gas.

3.7           Personal Time.  Officer shall be entitled each year to a total of 15 days of vacation and personal time away from Gabriel during which time his compensation will be paid in full; provided, however, no more than 2 weeks may be taken consecutively without the written .consent of the COO of GTC.  In addition, Officer shall be entitled to such paid holidays as provided by Gabriel for its full-time employees.

4.           Payments upon Termination.

4.1           Events ReQuirinl! Severance Pay.  Officer shall be entitled to receive the Severance Pay provided in Section 4.2 upon the occurrence of one or more of the following events (a “Termination Event”):

A.           The Term of this Agreement is terminated by Gabriel other than for Cause; or

B.           Termination of this Agreement occurs pursuant to Section 7.1 or 7.2; or

C.           Officer resigns from his employment hereunder by reason of any of the following actions taken by the Board, unless such action is taken for Cause or otherwise agreed to or waived by Officer: (i) failure by the Board to elect or reelect or to appoint or reappoint Officer as President; (ii) material change in Officer’s function, duties or responsibilities which would cause Officer’s position to become one of lesser responsibility, importance or scope from the position thereof described in Section 1; (iii) relocation by Gabriel of Officer’s principal place of employment to an area other than the Des Moines, Iowa or Omaha, Nebraska metropolitan areas; (iv) liquidation or dissolution of Gabriel other than a liquidation or dissolution that is caused by a reorganization that does not affect the position of Officer described in Section 1; or (v) material breach of this Agreement by Gabriel that is not remedied within 30 days after written notice from Officer. For purposes of clarity, a Termination for Cause as provided in Section 7.3 or a resignation of Officer except as provided in Section 4.1.C shall not be’ a Termination Event entitling Officer to Severance Pay hereunder.

4.2           Payment upon Termination.  In the event of the occurrence of a Termination Event as described in Section 4.1, then on the Termination Date, as defined in Section 7, Gabriel shall be obligated to pay Officer, as severance pay, in addition to any performance bonus or commissions earned pursuant to the provisions of Section 3.4 above through the Termination Date.  For purposes of clarity, the following Severance Pay provisions of Sections 4.2.A and 4.2.B are in the alternative and are the Severance Pay payments referred to in Section 4.3 and are not in addition thereto.

A.           If the Termination Event occurs during the pendency of the Stone bridge Transaction or on or before the date 30 days after the closing of the Stone bridge Transaction (the “Stonebridge Period”), a sum equal to $75,000, or if, at the date of such Termination Event Officer’s Base Salary has been increased hereunder, one-half year’s salary at the then effective Base Salary (the “Severance Pay”). At the election of Gabriel, which election is to be made within 14 days of the Termination Date, Payment of the Severance Pay shall be made in a lump sum or paid in equal monthly installments during a period of up to 6 months following the Termination Date.  In the event that no election is made, such payment will be made in a lump sum within 14 days of the Termination Date.  If a Termination Event occurs under this section and the Stonebridge Transaction does not close, Gabriel and GTC agree to pay Officer the Severance Pay under this section 4.2(A) and the difference between the Severance Pay paid (or payable, if it has not yet been paid) to Officer under this section 4.2.(A) and the Severance Pay under section 4.2.(B) within 10 calendar days of the date that there is reasonable evidence that the Stonebridge Transaction is not viable.

B.           If the Termination Event occurs after the expiration of the Stonebridge Period or on a date that there is reasonable evidence that the Stonebridge Transaction is not viable, a sum equal to one year’s salary at the then effective Base Salary together with an amount equal to the lesser of (A) $100,000 and (B) the amount of any performance bonuses for the immediate past 2 Bi-annual Periods, as provided in Section 3.4 (the “Severance Pay”).  At the election of Gabriel, which election’ is to be made within 14 days of the Termination Date, payment of the Severance Pay shall be made in a lump sum or paid in equal monthly installments during a period of up to one year following the Termination Date. In the event that no election is made, such payment will be made in a lump sum within 14 days of the Termination Date.

4.3           Change in Control.

A.           For purposes of this Agreement, (i) a “Gabriel Change in Control” shall mean a Change of Control of Gabriel within the meaning of a transfer that causes the acquirer to own more than 50% of the voting power, (ii) a “GTC Change in Control” shall mean the sale of all or substantially all of the assets of GTC or the merger, consolidation or other combination of Gabriel with another entity whereby the shareholders of GTC immediately prior to the transaction own or control less than 50% of the voting power of the resulting entity immediately after the transaction; provided that the closing of the Stonebridge Transaction shall not be a GTC Change in Control or a Gabriel Change in Control.

B.           Upon the closing of the Stonebridge Transaction, the Repurchase Option will terminate and GTC will remove any restrictive legend describing the Repurchase Option from the certificate representing the Initial Shares within 14 days of the operative event.  In addition, Officer shall be entitled to the Severance Pay provided in Section 4.2.A upon the termination of his employment at any time during the Stonebridge Period if such termination results from: (i) the voluntary resignation by Officer, provided such resignation occurs for reasons described in Section 4.1.C; (ii) dismissal, unless such termination is a termination for Cause; (iii) disability, or (iv) death.  At the election of Officer, which election is to be made within 30 days of the Termination Date, payment of such Severance Pay may be made in a lump sum within 30 days of the Termination Date or paid in 6 equal monthly installments. In the event that no election is made, payments to Officer will be made on a monthly basis.

C.           Upon the occurrence of a GTC Change in Control or a Gabriel Change in Control during the Term or a Gabriel or GTC Change in Control that occurs within 6 months after a Termination Event and unless Officer is entitled to the benefits of Section 4.3.B above, (i) the Repurchase Option will terminate and GTC will remove any restrictive legend describing the Repurchase Option from the certificate representing the Initial Shares, and (ii) the Incentive Option will be issued by GTC at the Incentive Option Price and for the Incentive Option Term, regardless of whether $2,000,000 in gross sales were achieved during the preceding 12 months.  Both of these actions will be completed within 14 days of the operative event.  In addition, and unless Section 4.3.B above applies, Officer shall be entitled to the Severance Pay provided in Section 4.2.B upon the subsequent termination of his employment at any time during the Term if such termination results from: (i) the voluntary resignation by Officer, provided such resignation occurs within 1 year of a Change in Control and is for reasons described in Section 4.1.C; (ii) dismissal, unless such termination is a termination for Cause; (iii) disability, or (iv) death. At the election of Officer, which election is to be made within 30 days of the Termination Date, payment of such Severance Pay may be made in a lump sum within 60 days of the Termination Date or paid in 12 equal monthly installments. In the event that no election is made, payment to Officer will be made on a monthly basis.

5.           Retirement or Disability Plans.  Gabriel currently does not offer any retirement or disability plans. However, if such a plan is adopted, Officer shall be entitled to participate therein.

5.1           Retirement.  Upon termination of this Agreement by reason of Officer’s Retirement, Officer shall be entitled to all benefits under any retirement plan of Gabriel to which Officer is a party.  For purposes of this Agreement, “Retirement” shall mean termination in accordance with any retirement arrangement proposed by Gabriel and approved by Officer.

5.2           Disability.  Upon termination of this Agreement by reason of a Disability, Officer shall be entitled to all benefits under any disability plan of Gabriel to which Officer is a party according to the terms of such plan.

6.           Payments.  Gabriel shall pay to Officer any benefits due Officer as described in Section 4 so long as he is living and to his personal representative, estate, heirs or designated beneficiaries upon his death.  Any payments made to Officer or others pursuant to this Agreement are subject to and conditioned upon the compliance of such payments with any applicable federal and state laws and/or rules and regulations.

7.           Termination.

7.1           Termination due to Death.  The “Termination Date” of this Agreement in the event of termination due to the death of Officer shall be the date that Gabriel receives notice of Officer’s death.

7.2           Termination due to Disability.  For the purposes hereof and notwithstanding any contrary or conflicting definition in any policy of disability insurance or disability plan of Gabriel, “Disability” shall mean Officer’s inability to perform the essential functions of his job as defined under this Agreement, with or without reasonable accommodation, due to physical or mental incapacity, for a period of 3 months in a consecutive 12 month period.  For the purposes of this Agreement, the determination of whether Disability has occurred shall be made by the Board.  The “Termination Date” of this Agreement in the event of termination due to the Disability of Officer shall be the date that Notice of Termination for Disability is given.

7.3           Termination for Cause.  This Agreement may be terminated at anytime for Cause, subject to the requirements of Section 8.2.  The “Termination Date” of this Agreement in the event of termination for Cause shall be the date that Notice of Termination is given. For purposes of this Agreement, the term “Cause” shall mean termination by Gabriel for anyone or more of the following reasons:

A.           Personal dishonesty, moral turpitude, willful misconduct, material breach of fiduciary duty whether or not involving personal profit;

B.           Willful violation of any law, rule or regulation the violation of which may have a material adverse effect upon Gabriel;

C.           A willful and material breach of any provision of this Agreement;

D.           Willful or material failure by Officer to perform the duties hereunder; or

E.           Violation of the policies set forth in any employee handbook then in effect, or as otherwise adopted by Gabriel, as long as communicated in writing to Officer, including but not limited to violation of Gabriel’s harassment policies or other similar misconduct.

For purposes of this Section 7.3, no act or failure to act on the part of Officer shall be considered “willful” if done, or omitted to be done, in good faith and upon a reasonable belief that the act or omission was in the best interest of Gabriel.

7.4           Any Other Termination.  The “Termination Date” of this Agreement in the event of termination for any reason other than as set forth in the preceding subsections of this Section 7 shall be the date that Notice of Termination is given by Gabriel or Officer.

8.           Notice.

8.1           Addresses.  Any notice required to be given under this Agreement shall be in writing and shall be deemed given when personally delivered or on the day mailed by certified mail, return receipt requested, postage prepaid, to the following addresses or such other addresses as may be given by notice to the other party pursuant to this Agreement:

A.           If to Gabriel:          Gabriel Technologies Corporation
4538 South 140th Street
Omaha, NE.  68137

B.           If to Officer:           1490 South Sky Ridge Drive
West Des Moines, IA.  50266

8.2           Notice of Termination.  Any termination of this Agreement by Gabriel or by Officer shall be communicated by Notice of Termination to the other party.  A “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination; provided that if Cause exists, the failure of Gabriel to set forth such cause or to adequately describe the same shall not result in such termination by Gabriel being other than for Cause.

9.           Confidential Information.  Gabriel is currently and may become in the future affiliated with other enterprises with partial or common ownership and control by GTC and may function through partially or fully owned subsidiary entities (each, a “Gabriel Entity” and collectively, the “Gabriel Entities”). Officer recognizes and acknowledges that Confidential Information is a valuable, special, unique and proprietary asset of the business of Gabriel and the Gabriel Entities, and agrees as follows:

9.1           Confidential Information.  “Confidential Information” means any proprietary information, owned or controlled by Gabriel or any other Gabriel Entity, including without limitation, research, product plans, products, services, suppliers, customers, customer lists, customer information, markets, software, developments, inventions, marketing information, accounting or financial information and projections, or other business information disclosed to Officer by any Gabriel Entity, either directly or indirectly, orally or in writing.  Confidential Information does not include any of the foregoing items which (i) has become publicly known and made generally available through no wrongful act of Officer; or (ii) has been rightfully received by Officer from a third party who is authorized to make such disclosure and who Officer knows is under no obligation to Gabriel, any Gabriel Entity or any of their respective customers with respect to the confidentiality of such information.

9.2           Non-Use and Non-Disclosure of Confidential Information.  Officer will not, during the Term of Officer’s employment by Gabriel or any Gabriel Entity, or at any time thereafter, use any Confidential Information disclosed to Officer for Officer’s own use or for any purposes except to carry out the duties of Officer as an employee of Gabriel or any Gabriel Entity.  Officer will not publish or disclose any Confidential Information to third parties or to employees of any Gabriel Entity except such employees as are required to have the Confidential Information in order to carry out their duties as employees of a Gabriel Entity.  Officer agrees to take all reasonable measures to protect the secrecy of, and avoid disclosure or use of, Confidential Information in order to prevent it from falling into the public domain or the possession of persons other than those authorized to have Confidential Information.

9.3           Return of Materials.  Any materials or documents that have been furnished by Gabriel, any other Gabriel Entity or any of their respective customers to Officer will be promptly returned to Gabriel, accompanied by all copies of such documentation, upon termination of the employment of Officer or at any other time upon request by Gabriel.  No copies of any Confidential Information may be made unless approved in writing by Gabriel.

10.           Remedies.

10.1           Confidential Information.  Officer agrees that the obligations of Officer provided in Section 9 are necessary and reasonable in order to protect Gabriel and the Gabriel Entities, and their respective customers, and Officer expressly agrees that monetary damages may be inadequate to compensate Gabriel or any Gabriel Entity for any breach by Officer of the covenants and agreements set forth herein.  Accordingly, Officer agrees and acknowledges that any such violation or threatened violation of the provisions of Section 9 may cause irreparable injury to Gabriel or any Gabriel Entity and that, in addition to any other remedies that may be available at law, in equity or otherwise, Gabriel or any Gabriel Entity shall be entitled to injunctive relief against the threatened breach of the provisions of Section 9 of this Agreement or the continuation of any such breach by Officer, without the necessity of proving actual damages provided that Gabriel or any Gabriel Entity can otherwise establish their right to such relief.

10.2           Waiver; Election of Remedies.  Failure to enforce any provision of this Agreement shall not constitute a waiver of any term hereof.   Nothing herein shall be construed as prohibiting Gabriel or any Gabriel Entity from pursuing any other remedies available to Gabriel or any Gabriel Entity for such breach or threatened breach.

10.3           Limitation of Damages.  Officer waives and releases, to the maximum extent permitted by law, any special, incidental, indirect or consequential damages of any kind in connection with this Agreement and agrees that the payments provided for in Section 3.4,3.5 and 4, along with all benefit plans and programs, are Officer’s exclusive remedies for a Termination Event hereunder, other than attorney’s fees, costs, and interest as awarded by an arbitrator or court pursuant to Section 12.

10.4           Indemnity: Director and Officer Insurance.  Gabriel will indemnify, hold harmless and defend Officer for all actions done, or omitted to be done, in good faith and upon a reasonable belief that the act or omission was in the best interest of Gabriel.  Gabriel will use its commercially reasonable efforts to assure that Officer is covered under any “Errors or Omissions” or “Officer and Director Liability” insurance policy covering officers and directors of Gabriel or GTC.

11.           Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Nebraska.  The federal and state courts within the state of Nebraska shall have exclusive jurisdiction to adjudicate any dispute arising by reason of this Agreement or any disclosure of Confidential Information.

12.           Arbitration: Dispute Resolution.

12.1           Arbitration.  Any dispute, controversy or claim arising out of or in relation to or connection to this Agreement, including without limitation any dispute as to the construction, validity, interpretation, enforceability or breach of this Agreement, including a claim for indemnification under Section 10.4, shall be resolved either as provided by applicable law, or, at the option of either party, by impartial binding arbitration.  In the event that either Gabriel or Officer demands arbitration, Officer and the Gabriel agree that such arbitration shall be the exclusive, final and binding forum for the ultimate resolution of such claims, subject to any rights of appeal that either party may have under the Federal Arbitration Act and/or under applicable state law dealing with the review of arbitration decisions.

12.2           Arbitrator.  Arbitration shall be heard and determined by one arbitrator, who shall be impartial and who shall be selected by mutual agreement of the parties.

12.3           Demand for Arbitration.  In the event that Officer or Gabriel initially elects to file suit in any court, the other party will have 60 days from the date that it is formally served with a summons and a copy of the suit to notify the party filing the suit of the non-filing party’s demand for arbitration.  In that case, the suit must be dismissed by consent of the parties or by the court on motion, and arbitration commenced with the arbitrator.  In situations where suit has not been filed, either Officer or Gabriel may initiate arbitration by serving a written demand for arbitration upon the other party.  Such a demand must be served within twelve months of the events giving rise to the dispute.  Any claim that is not timely made will be deemed waived.

12.4           Proceedings.  Unless otherwise expressly agreed in writing by the parties to the arbitration proceedings:

A.           The arbitration proceedings shall be held in Omaha, Douglas County, Nebraska and at a site chosen by mutual agreement of the parties or, if the parties cannot reach agreement on a location within 30 days of the appointment of the arbitrator, then at a site chosen by the arbitrator;

B.           The arbitrator shall be and remain at all times wholly independent and impartial;

C.           Except as otherwise provided herein, the arbitration proceedings shall be conducted in accordance with the Employment Arbitration Rules of the American Arbitration Association, as amended from time to time;

D.           Any procedural issues not determined under the arbitral rules selected pursuant hereto shall be determined by the law of the State of Nebraska, other than those laws which would refer the matter to another jurisdiction;

E.           The costs of the arbitration proceedings (including attorneys’ fees and costs) shall be borne in the manner determined by the arbitrator;

F.           The arbitrator may grant any remedy or relief that would have been available to the parties had the matter been heard in court;

G.           The decision of the arbitrator shall be reduced to writing; final and binding without the right of appeal; the sole and exclusive remedy regarding any claims, counterclaims, issues or accounting presented to the arbitrator; made and promptly paid in United States dollars free of any deduction or offset; and any costs or fees incident to enforcing the award shall to the maximum extent permitted by law, be charged against the party resisting such enforcement;

H.           The award shall include interest from the date of any breach or violation of this Agreement, as determined by the arbitral award, and from the date of the award until paid in full, at 6% per annum; and

J.           Judgment upon the award may be entered in any court having jurisdiction over the person or the assets of the party owing the judgment or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

13.           Entire Agreement.  This Agreement contains the entire understanding between the parties with respect to the subject matter contained herein and supersedes any previous understandings, commitments or agreements, oral or written.  This Agreement may not be amended or modified unless such amendment or modification is in writing and signed by both parties.

14.           Benefits.  Officer understands and agrees that this Agreement is executed not only for the benefit of Gabriel, but also for the benefit of all Gabriel Entities and that this Agreement may be enforced by any Gabriel Entity affected by a violation or breach of this Agreement.  Gabriel and GTC understand that this Agreement is legally binding upon Gabriel, GTC and its successors and assigns, whether through merger, consolidation or some other combination.  In the event of the sale of all or substantially all of the assets of Gabriel or GTC or a business combination which would not result in the obligations hereunder becoming the obligations of the purchaser or surviving entity as a matter of law, then Gabriel and/or GTC shall, as a part of such transaction, require the successor to expressly assume and agree in writing to perform this Agreement in the same manner and to the same extent that Gabriel and GTC would be required to perform it if no such succession had taken place. As used in this Agreement, “Gabriel” and “GTC” as hereinbefore defined shall include any successor to their business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 14 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

15.           Severability.  If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall, to the extent consistent with law, continue in full force and effect.

16.           Survival.  The provisions of Sections 3, 4, 9, 10, 11, 12, 14, 15 and 16 herein shall survive and continue in full force and effect after the expiration or termination of this Agreement.

17.           Counterparts; Electronic Delivery.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, notwithstanding that both parties are not signatory to the same counterpart. A copy of an executed counterpart signature page signed by a party to this Agreement may be delivered by facsimile or other electronic transmission and, upon such delivery, a print out of the transmitted signature of such party will have the same effect as if a counterpart of the Agreement bearing an original signature of that party had been delivered to the other party.

* * * Signatures appear on next page * * *

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement effective the day and year first above written.

Ronald E. Gillum Jr.	Gabriel Technologies LLC

/s/ Ronald E. Gillum Jr.	By: ___________________________________
Title: __________________________________

“Officer”	“Gabriel”

The Undersigned, Gabriel Technologies Corporation, being the owner of all of the issued and outstanding membership interests in Gabriel, hereby agrees and consents to the provisions of this Agreement and agrees to be a co-obligor and jointly and severally liable with Gabriel for all obligations hereunder.

Gabriel Technologies Corporation

By: ___________________________________
Title: __________________________________

“GTC”